COMPLIANCE SERVICES AGREEMENT

This Compliance Services Agreement (the “Agreement”) is dated as of July 24, 2012 (the “Effective Date”), between Mutual Fund Series Trust (the “Company”), an Ohio Business Trust, and CCO Compliance Services, LLC (“CCO3”), a Pennsylvania Limited Liability Company.

WHEREAS, the Company is a registered investment company, and is subject to the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

WHEREAS, CCO3 is in the business of providing compliance related services to financial institutions;

WHEREAS, the Company desires that CCO3 provide compliance services in connection with the implementation and ongoing  services related to the comprehensive compliance program of the Company;

WHEREAS, CCO3 is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

WHEREAS, CCO3 and the Company wish to enter into this Agreement in order to set forth the terms under which CCO3 will perform the services enumerated herein on behalf of the Company.

NOW, THEREFORE, in consideration of the covenants herein contained, the Company and CCO3 hereby agree as follows:

1.

Compliance Services.

(a)

The Company and CCO3, through the designated Chief Compliance Officer described in Section 2 hereof, mutually agree to coordinate and cooperate in connection with the ~~,~~  implementation and ongoing maintenance of written compliance policies and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Company (the “Board”) to be reasonably designed to prevent the Company from violating the provisions of the Federal securities laws applicable to the Company (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”).

(b)

The Company agrees to provide CCO3 with copies of any current compliance policies and procedures and furnish (and cause its investment advisers and other service providers covered by Rule 38a-1 to furnish all such additional information as may reasonably relate to the Fund Compliance Program. Such additional information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Company covered by Rule 38a-1 other than CCO3. CCO3 shall review and evaluate all such existing information and , through the designated Chief Compliance Officer, coordinate the oversight of the compliance programs of the service providers to the Company provided for in Rule 38a-1 (“Service Providers”).

(c)

CCO3 will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) make available an individual acceptable to the Board to serve as the Company’s Chief Compliance Officer and, to the extent provided in Section 2(a) below; (ii) support the Chief Compliance Officer ~~,~~  in his or her reviewing and implementing  the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (iii) support the Chief Compliance Officer in his or her evaluation of the results of annual reviews of the compliance policies and procedures of Service Providers; (iv) provide such other support services to the Chief Compliance Officer  ~~of~~  as may be agreed by and between Chief Compliance Officer and the Company, including support for conducting an annual review of the Fund Compliance Program; (v) support the Chief Compliance Officer in the creation of reasonable standards for reporting to the Board by the Service Providers; (vi) support the Chief Compliance Officer with the development of standards for reports to the Board by the Chief Compliance Officer; and (vii) support the Chief Compliance Officer in the administration of the Fund Compliance Program, documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

2.

Provision of Chief Compliance Officer

(a)

At the election of the Company, in connection with the compliance services to be rendered by CCO3 pursuant to Section 1 above, and subject to the provisions of this Section 2(a) and to Section 2(b) below, CCO3 agrees to make available to the Company a person on a non-exclusive basis to serve as the Company’s chief compliance officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the “Chief Compliance Officer”). CCO3’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of CCO3 (or its affiliates) who, in the exercise of his or her duties to the Company, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Company. In the event that the employment relationship or independent contractor agency relationship between CCO3 and any person made available by CCO3 to serve as Chief Compliance Officer terminates for any reason, CCO3 shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Company or other activities of such person provided or occurring after such termination regardless of whether or not the Board terminates such person as Chief Compliance Officer.  In such event, upon the request of the Company, CCO3 will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

In connection with CCO3’s commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, CCO3 shall pay a level of total compensation to such person taking into consideration CCO3’s compensation of employees or independent contractors having similar duties, the amount of work performed, similar seniority, and working at the same or similar geographical location. CCO3 shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.   Notwithstanding the foregoing, CCO3 shall compensate the Chief Compliance Officer fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the level of compensation of the Chief Compliance Officer.

The Company will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Company as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Company. The Company shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, all sub-advisers, the custodian and any other Service Providers to the Company, as well as Company counsel, independent Trustee counsel and the Company’s independent accountants (collectively, the “Other Providers”), and assist the Chief Compliance Officer and CCO3 in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Company shall provide the Chief Compliance Officer with appropriate access to the executive officers and Trustees of the Company, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Company), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

(b)

It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer will be an executive officer of the Company. The officer and director indemnification provisions contained in the Company’s governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall be applicable to the Chief Compliance Officer and CCO3.

The Company shall provide coverage to the Chief Compliance Officer under its directors and officers’ liability policy that is appropriate to the Chief Compliance Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management .. The Company shall immediately notify CCO3 upon the Company becoming aware of any pending termination of such coverage or reduction in the limitations of liability thereof.  In addition, the Company shall use its reasonable best efforts to ensure such coverage continues after the Chief Compliance Officer ceases to serve as an officer of the Company and also in the event that the Company or any series thereof merges or liquidates .

In appropriate circumstances, the Chief Compliance Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Securities Laws, or (b) a material deviation by the Company from the terms of this Agreement governing the services of such Chief Compliance Officer that is not caused by such Chief Compliance Officer or CCO3. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Company or its Other Providers to make an informed determination regarding any of the matters listed above.

Each Executive Officer may, and the Company shall, promptly notify CCO3 of any issue, matter or event that would be reasonably likely to result in any claim by the Company, one or more Company shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Company in a manner consistent with Applicable Securities Laws.

Notwithstanding any provision of this Agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that CCO3 cannot ensure that the Company complies with the Applicable Securities Laws, and (b), subject to any prohibition in the Securities Act of 1933, as amended, and the 1940 Act, whenever an employee or agent of CCO3 serves as Chief Compliance Officer of the Company, as long as such Chief Compliance Officer and all other employees and agents of CCO3 that provide services to the Company acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify the Chief Compliance Officer and CCO3 and hold the Chief Compliance Officer and CCO3 harmless from any loss, liability, expenses (including reasonable attorneys’ fees) and damages incurred by them arising out of or related to the service of such employee or agent of CCO3 as Chief Compliance Officer of the Company.

3.

Fees and Expenses

(a)

CCO3 shall be entitled to receive from the Company the amounts promptly paid as set forth on Schedule A hereto, reflecting the amounts charged by CCO3 for the performance of services under this Agreement.

(b)

In addition to paying CCO3 the fees set forth in Schedule A, the Company agrees to reimburse CCO3 for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

i.

All out of pocket costs incurred in connection with CCO3’s  provision of services to the Company in connection with compliance services, including travel costs  and training related costs approved in advance by the Company; and

ii.

Any other expenses approved by the Company.

(c)

CCO3 and the CCO agree to provide assitance in facilitating routine Company exams by the Securities and Exchange Commission or other regulators that have jurisdiction over the Company as part of the fees set forth on Schedule A. In the event that CCO3 and/or the Chief Compliance Officer is requested or authorized by the Company or is required by summons, subpoena, investigation, or regulatory enforcement actions to produce documents or personnel with respect to services provided by CCO3 and/or the Chief Compliance Officer to the Company or any Fund, the Company will reimburse CCO3 for its professional time (at its standard billing rates) and out-of-pocket expenses (including reasonable attorney’s fees approved in advance by the Company ) incurred in responding to such requests or requirements.

(d)

All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

4.

Information to be Furnished by the Company

(a)

The Company has furnished or shall promptly furnish to CCO3 the Fund Compliance Program or the various policies and procedures of the Company that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than CCO3, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

(b)

The Company shall furnish CCO3 written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Fund Compliance Program, which might have the effect of changing the procedures employed by CCO3 in providing the services agreed to hereunder or which amendment might affect the duties of CCO3 hereunder unless the Company first obtains CCO3’s s approval of such amendments or changes, which approval shall not be withheld unreasonably.

(c)

CCO3 may rely on all documents furnished to it by the Company and its agents , including Company counsel, counsel to the independent Trustees and the Company’s accountants, in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Company pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 2(b) with regards to such reliance.

The Company represents and warrants that it shall use its reasonable best efforts to effect the appointment and approval of the officers of the Company recommended by CCO3, as provided in Section 2 of this Agreement, by the Board.

5.

Confidential Information

(a)

For purposes of this Agreement, the term “Confidential Information” means any information disclosed to Company or CCO3, as the case may be, regardless of format or medium, by CCO3 or the Company; including but not limited to technical data, trade secrets, know-how, research and development efforts, plans, products, services, Company lists (including shareholder lists) and Company’s (including names and other information related to Company’s) price lists, pricing policies, marketing plans, software, source code, object code, developments, inventions, processes, technology, financial information, business methods, processes, procedures or other business information.  Confidential Information of the parties shall not include any information which:  (i) is or becomes available to the public other than as the consequence of a breach of any obligation of confidentiality; (ii) is actually known to or in the possession of Company or CCO3, as the case may be, without any limitation on use or disclosure prior to receipt from the disclosing party; (iii) is rightfully received from a third party in possession of such information who is not under obligation to Company or CCO3 not to disclose the information; or (iv) is independently developed by a party without reference to the other party’s Confidential Information.

(b)

Each of Company and CCO3 shall hold in strict confidence and trust all Confidential Information and shall not disclose, sell or otherwise provide or transfer, directly or indirectly, any Confidential Information to any person or entity without the prior written consent of the other party.  CCO3 shall use the Confidential Information only in connection with the performance of its obligations hereunder and not for any other purpose; provided that, notwithstanding the foregoing, CCO3 and its authorized representatives may disclose certain Confidential Information to third parties as necessary to provide the services described herein .

(c)

Notwithstanding the foregoing, each of Company and CCO3 shall be permitted to disclose Confidential Information pursuant to a court order, government order or any other legal requirement of disclosure provided that the disclosing party gives the other party written notice of such court order, government order or legal requirement of disclosure immediately upon knowledge thereof, unless prohibited from such disclosure by such court order or government order or legal requirement, to allow such other party a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by law.

(d)

Upon expiration or termination of this Agreement or upon the earlier written request of either party ("Requesting Party”), the other party shall promptly return or, at the Requesting Party’s option, destroy, any and all Confidential Information received from the Requesting Party, including any and all copies or duplicates of the Confidential Information prepared by either party except as required to be retained by law.

(e)

The parties acknowledge and agree that any violation or threatened violation by either of them of this section hereof will cause the non-violating party immediate irreparable harm that cannot be remedied adequately by monetary damages.  Each party agrees that, in the event of such a violation or threatened violation, the other party shall be entitled to temporary, preliminary and permanent injunctive relief to restrain any such violation (without the necessity of posting a bond or proving actual damages) and to an equitable accounting of all earnings, profits and other benefits arising from the breach or violation, which rights shall be cumulative and in addition to any other rights or remedies to which such party may be entitled.  Each party shall be entitled to commence action for such relief in any state or federal court in the State of New York, and each party waives to the fullest extent permitted by law any objection that it may now or hereafter have to the jurisdiction and venue of the court in any such proceeding.

6.

Non-Solicitation

Neither party shall solicit, induce, recruit or encourage any of the other party’s employees, agents, contractors or any other individual providing services to or on behalf of one party to any other party to leave their position, or take away such employee, agent or any other individual.

7.

Term and Termination

(a)

The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for a period of two  years ("Initial Term") from that date and shall continue in force for successive one year terms thereafter ("Renewal Term"), unless otherwise terminated as provided herein subject to the Company’s board of trustee (“Board”) approval.

The resignation of the Chief Compliance Officer for any reason as contemplated in Section 2(b) above will not be a violation of any part of this Section 7 and any cure provision or other remedy discussed in this Section 7 will not be applicable.  In other words, if the Chief Compliance Officer resigns for any reason as contemplated in Section 2(b) the provisions of this Section 7, the Company has no rights or ability to take any legal or other action against CCO3. In addition, CCO3 shall have the right to terminate this Agreement immediately if CCO3, in its sole discretion, believes that the Company (i) has failed to comply with Applicable Securities Laws or (ii) has failed to disclose material information regarding the Company or its compliance program . In additon CCO3 shall have the right to terminate this Agreement immediately if CCO3, in its sole discretoin believes there has been a material deviation by the Company from the terms of this Agreement that is not caused by such Chief Compliance Officer or CCO3. In addition, the CCO3 and the Chief Complinace Officer shall have reasonable discretion to resign from his or her Company or its Other Providers to make an informed determination regarding any of the matters listed above. CCO3 may also immediately terminate this Agreement if the Company fails to maintain the insurance coverage and indemnification contemplated in Section 2(b) hereof.  If the Chief compliance Officer resigns for any reason, or if CCO3 terminates this agreement for any reason, all regular monthly payment obligations, not yet due, of the Company are immediately terminated.  If the Independent Trustees determines that the CCO is not adequately performing his or her duties, CCO3 may propose one or more persons as an alternative CCO, however the authority to select the CCO shall remain the soley that of the Independent Trustees .

Any party may terminate this Agreement at any time by giving the other parties at least sixty (60) days' prior written notice of such termination specifying the date fixed therefore, and the Company’s payment obligations terminate as of the termination date. If, however,  this Agreement is terminated by the Company during the first nine  months and the Company hires a full time, in-house Chief Compliance Officer, the Company shall make a one-time cash payment to CCO3 in consideration of services provided under this Agreement, and not as a penalty, equal to $50,000. The Company shall reimburse CCO3 for any out-of-pocket expenses and disbursements ("out-of-pocket expenses") reasonably incurred by CCO3 in connection with the services provided under this Agreement within 30 days of notification to the Company of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

(b)

Notwithstanding the foregoing, following any such termination, in the event that CCO3 in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or Exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by CCO3 but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination.

If a party materially fails to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to another party or parties, such other party or parties (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have thirty (30) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If CCO3 is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of CCO3 to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

8.

Notice

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, or by nationally recognized courier service, to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section:

if to the Company:

Mutual Fund Series Trust

c/o MFund Services LLC

22 High Street

Huntington, NY 11743

With a copy to:

JoAnn Strasser

Thompson Hine, LLP

41 South High Street, Suite 1700

Columbus, OH 43215

If to CCO3:

CCO Compliance Services,  ~~Inc~~  LLC .

32 Saddlebrook Lane

Phoenixville, PA 19460

Attn: President

9.

Governing Law ; Waiver of Jury Trial, Jurisdiction and Other Matters

(a)

This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of New York , or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(b)

THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  IN  THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)

THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE EXCLUSIVE PLACE OF JURISDICTION FOR ANY ACTION, SUIT OR PROCEEDING (“ACTIONS”) RELATING TO THIS AGREEMENT SHALL BE IN THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OF THE CITY OF NEW YORK, NEW YORK OR, IF SUCH COURTS SHALL NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, IN THE COURTS OF THE STATE OF NEW YORK SITTING THEREIN, AND EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS.  IF ANY SUCH STATE COURT ALSO DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, THEN SUCH AN ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES OF THE PRINCIPAL PLACE OF BUSINESS OF ANY PARTY HERETO.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY ACTION BROUGHT IN SUCH COURTS OR TO THE CONVENIENCE OF THE FORUM.  FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF ANY PARTY THEREIN DESCRIBED.

(d)    It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the property of the Company as provided in the Company’s Declaration of Trust.

10.

Representations and Warranties

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

11.

Representations and Warranties of the Company

The Company represents and warrants to CCO3 that:

i.

It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

ii.

It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

iii.

It has provided, prior to signing this Agreement and allowing CCO3 reasonable time to evaluate prior to signing this Agreement, all known material weaknesses in the Company’s compliance program, information concerning any violations by the Company, its affiliates, officers, Trustees, employees, agents or Other Providers of the securities laws, or any existing, threatened or likely regulatory or other legal action against the Company, its affiliates, officers, Trustees, employees, agents or Other Providers

12.

Severability

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

13.

Questions of Interpretations

            This Agreement shall be governed by and construed in accordance with the laws of the state of New York .. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.

Force Majeure

CCO3 assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, interruption, delay or any loss whatsoever caused by events beyond its control, including and without limitation, acts of God, interruption or failure of power or other utility, transportation, mail, or communication services, equipment failure, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, natural disasters, strike or other labor problems, legal action, present or future law, governmental order or decree, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

15.

Miscellaneous

(a)

The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein ~~,~~ .

(b)

No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(d)

This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SIGNATURE BLOCK

CCO COMPLIANCE SERVICES, LLC	MUTUAL FUND SERIES TRUST
/s/ Janaya Moscony	/s/Jerry Szilagyi
By: Janaya Moscony	By: Jerry Szilagyi

as Managing Member	as President